Exhibit 3.1

Amendment No. 1 to Fifth Amended and Restated Bylaws of HCP, Inc.

Effective January 28, 2016, HCP, Inc. amended its Fifth Amended and Restated Bylaws, by replacing Article II, Section 8 in its entirety with the following:

“SECTION 8.    PROXY ACCESS

(a)                               Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 8, the Corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (defined below), of any person nominated for election (a “Stockholder Nominee”) to the Board of Directors by an Eligible Stockholder (defined below) that expressly elects at the time of providing the notice required by this Section 8 (the “Notice of Proxy Access Nomination”) to have such nominee included in the Corporation’s proxy materials pursuant to this Section 8. For purposes of this Section 8, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act and, if the Eligible Stockholder so elects, a Supporting Statement (defined below). For the avoidance of doubt, nothing in this Section 8 shall limit the Corporation’s ability to solicit votes against any Stockholder Nominee or include in its proxy materials the Corporation’s own statements or other information relating to any Eligible Stockholder or Stockholder Nominee, including any information provided to the Corporation pursuant to this Section 8. Subject to the provisions of this Section 8, the name of any Stockholder Nominee included in the Corporation’s proxy statement for an annual meeting of stockholders shall also be set forth on the form of proxy distributed by the Corporation in connection with such annual meeting.

(b)                              To be timely, the Notice of Proxy Access Nomination must be delivered to the Secretary at the principal executive offices of the Corporation not less than one hundred twenty (120) days and not more than the one hundred fifty (150) days prior to the first anniversary of the date that the Corporation distributed its proxy statement to stockholders for the previous year’s annual meeting of stockholders.

(c)                               The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (i) two (2) or (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 8 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below twenty percent (20%). In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. For purposes of determining when the maximum number of

Stockholder Nominees provided for in this Section 8 has been reached, each of the following persons shall be counted as one of the Stockholder Nominees: (i) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 8 whose nomination is subsequently withdrawn, (ii) any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this Section 8 whom the Board of Directors decides to nominate for election to the Board of Directors and (iii) any director in office as of the Final Proxy Access Nomination Date who was included in the Corporation’s proxy materials as a Stockholder Nominee for either of the two (2) preceding annual meetings of stockholders (including any individual counted as a Stockholder Nominee pursuant to the immediately preceding clause (ii)) and whom the Board of Directors decides to renominate for election to the Board of Directors. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 8 shall rank such Stockholder Nominees based on the order in which the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 8 exceeds the maximum number of Stockholder Nominees provided for in this Section 8. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 8 exceeds the maximum number of Stockholder Nominees provided for in this Section 8, the highest ranking Stockholder Nominee who meets the requirements of this Section 8 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Stockholder disclosed as owned in its Notice of Proxy Access Nomination. If the maximum number is not reached after the highest ranking Stockholder Nominee who meets the requirements of this Section 8 from each Eligible Stockholder has been selected, then the next highest ranking Stockholder Nominee who meets the requirements of this Section 8 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(d)                             An “Eligible Stockholder” is a stockholder or group of no more than twenty-five (25) stockholders (counting as one stockholder, for this purpose, any two or more funds that are part of the same Qualifying Fund Group (as defined below)) that (i) has owned (as defined below) continuously for at least three (3) years (the “Minimum Holding Period”) a number of shares of common stock of the Corporation that represents at least three percent (3%) of the Corporation’s outstanding common stock as of the date the Notice of Proxy Access Nomination is delivered to the Secretary of the Corporation in accordance with this Section 8 (the “Required Shares”), (ii) continues to own the Required Shares through the annual meeting date and (iii) satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 8. A “Qualifying Fund Group” is a group of two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended. For purposes of this Section 8, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, if, in any such case, such instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate. Without limiting the foregoing, to the extent not excluded by the immediately preceding sentence, an Eligible Stockholder’s “short position” as defined in Rule 14e-4 under the Exchange Act shall be deducted from the shares otherwise “owned.” A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which (i) the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares on five (5) business days’ notice and includes with the Notice of Proxy Access Nomination an agreement that it (A) will promptly recall such loaned shares upon being notified that any of its Stockholder Nominees will be included in the Corporation’s proxy materials and (B) will continue to hold such shares through the date of the annual meeting or (ii) the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the common stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof. For purposes of this Section 8, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(e)                               To be in proper form for purposes of this Section 8, the Notice of Proxy Access Nomination must include the following:

(1)                              a written statement by the Eligible Stockholder setting forth and certifying as to the number of shares it owns and has owned continuously during the Minimum Holding Period, and the Eligible Stockholder’s agreement to provide immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the annual meeting;

(2)                              one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is delivered to the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the later of the record date for the annual meeting and the date on which notice of the record date is first publicly disclosed, one or more written statements from the record holder and such intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(3)                              a copy of the Schedule 14N that has been filed with the United States Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(4)                              the information required by clauses (i) and (iii) of paragraph (a)(2) of Section 7 of this Article II (including the consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected);

(5)                              a representation that the Eligible Stockholder (i) will continue to hold the Required Shares through the annual meeting date, (ii) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (iii) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) it is nominating pursuant to this Section 8, (iv) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (v) has not distributed and will not distribute to any stockholder of the Corporation any form of proxy for the annual meeting other than the form distributed by the Corporation, (vi) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting, and (vii) has provided and will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make such information, in light of the circumstances under which it was or will be made or provided, not misleading;

(6)                              an undertaking that the Eligible Stockholder agrees to (i) assume all liability stemming from any legal or regulatory violation arising out communications with the stockholders of the Corporation by the Eligible Stockholder, its affiliates and associates or their respective agents and representatives, either before or after providing a Notice of Proxy Access Nomination pursuant to this Section 8, or out of the facts, statements or other information that the Eligible Stockholder or its Stockholder Nominee(s) provided to the Corporation pursuant to this Section 8 or otherwise in connection with the inclusion of such Stockholder Nominee(s) in the Corporation’s proxy materials pursuant to this Section 8, (ii) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 8 and (iii) file with the Securities and Exchange Commission any solicitation or other communication with the stockholders of the Corporation relating to the meeting at which its Stockholder Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A of the Exchange Act; and

(7)                              in the case of a nomination by a group of stockholders together constituting an Eligible Stockholder in which two or more funds that are part of the same Qualifying Fund Group are counted as one stockholder for purposes of qualifying as an Eligible Stockholder, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are part of the same Qualifying Fund Group.

(f)                                In addition to the information required pursuant to Section 8(e) or any other provision of these Bylaws, the Corporation may require (i) each Stockholder Nominee to furnish any other information (A) that may reasonably be requested by the Corporation to determine whether the Stockholder Nominee would be independent under the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Corporation is listed or traded, any applicable rules of the U.S. Securities and Exchange Commission or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors (collectively, the “Independence Standards”), (B) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Stockholder Nominee or (C) that may reasonably be requested by the Corporation to determine the eligibility of such Stockholder Nominee to be included in the Corporation’s proxy materials pursuant to this Section 8 or to serve as a director of the Corporation and (ii) the Eligible Stockholder to furnish any other information that may reasonably be requested by the Corporation to verify the Eligible Stockholder’s continuous ownership of the Required Shares for the Minimum Holding Period and through the date of the annual meeting.

(g)                              The Eligible Stockholder may, at its option, provide to the Secretary of the Corporation, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words, in support of the Stockholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Stockholder (including any group of stockholders together constituting an Eligible Stockholder) in support of its Stockholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 8, the Corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

(h)                              In the event that any information or communications provided by an Eligible Stockholder or a Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any such defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing such notification shall not be deemed to cure any such defect or limit the remedies available to the Corporation relating to any such defect (including the right to omit a Stockholder Nominee from its proxy materials pursuant to this Section 8). In addition, any person providing any information pursuant to this Section 8 must deliver to the Secretary at the principal executive office of the Corporation, not later than five (5) business days after the later of the record date for the annual meeting and the date on which notice of the record date is first publicly disclosed (i) any such written updates and supplements necessary to ensure that the information previously provided or required to be provided shall be true and correct as of the record date for the annual meeting or (ii) a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the record date for the annual meeting.

(i)                                  Notwithstanding anything to the contrary contained in this Section 8, the Corporation shall not be required to include, pursuant to this Section 8, a Stockholder Nominee in its proxy materials (i) for any meeting of stockholders for which the Secretary of the Corporation receives notice that the Eligible Stockholder or any other stockholder intends to nominate one or more persons for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees set forth in Section 7 of this Article II, (ii) if such Stockholder Nominee would not be an independent director under the Independence Standards, as determined by the Board of Directors or one or more of its committees, (iii) if such Stockholder Nominee’s election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Charter, the rules and listing standards of the principal United States securities exchanges upon which the common stock of the Corporation is listed or traded, or any applicable state or federal law, rule or regulation, (iv) if such Stockholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (v) if such Stockholder Nominee or the Eligible Stockholder who nominated such Stockholder Nominee provides any facts, statements or other information to the Corporation or its stockholders required or requested pursuant to this Section 8 that is not true and correct in all material respects or that omits a material fact necessary to make such information, in light of the circumstances in which it is made or provided, not misleading, or (vi) if such Stockholder Nominee or the Eligible Stockholder who nominated such Stockholder Nominee otherwise contravenes any of the agreements or representations made by such Stockholder Nominee or Eligible Stockholder or fails to comply with its obligations pursuant to this Section 8.

(j)                                  Notwithstanding anything to the contrary set forth herein, if (i) the Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached any of its or their obligations, agreements or representations under this Section 8, or (ii) the Stockholder Nominee shall have otherwise become ineligible for inclusion in the Corporation’s proxy materials pursuant to this Section 8 or dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the annual meeting, in each case as determined by the Board of Directors, any committee thereof or the presiding officer at the annual meeting of stockholders, (x) the Corporation may omit or, to the extent feasible, remove the information concerning such Stockholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its stockholders that such Stockholder Nominee will not be eligible for election at the annual meeting, (y) the Corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder and (z) the Board of Directors or the presiding officer at the annual meeting of stockholders shall declare such nomination to be invalid, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation and the named proxies will not vote any proxies received from stockholders with respect to such Stockholder Nominee. In addition, if the Eligible Stockholder (or a representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 8, such nomination shall be declared invalid and disregarded as provided in clause (z) above.

(k)                              Whenever the Eligible Stockholder consists of a group of stockholders (including a group of funds that are part of the same Qualifying Fund Group), (i) each provision in this Section 8 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each stockholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate their shareholdings in order to meet the three percent (3%) ownership requirement of the “Required Shares” definition), (ii) the Notice of Proxy Access Nomination must designate one member of the group for purposes of receiving communications, notices and inquiries from the Corporation and otherwise authorize such member to act on behalf of each member of the group with respect to the nomination under this Section 8 and (iii) a breach of any obligation, agreement or representation under this Section 8 by any member of such group shall be deemed a breach by the Eligible Stockholder. Whenever the Eligible Stockholder consists of a group of stockholders aggregating their shareholdings in order to meet the three percent (3%) ownership requirement of the “Required Shares” definition, (x) such ownership shall be determined by aggregating the lowest number of shares continuously owned by each such stockholder during the Minimum Holding Period and (y) the Notice of Proxy Access Nomination must indicate, for each such stockholder, such lowest number of shares continuously owned by such stockholder during the Minimum Holding Period. No person may be a member of more than one group of persons constituting an Eligible Stockholder with respect to any annual meeting. For the avoidance of doubt, a stockholder may withdraw from a group of stockholders at any time prior to the annual meeting of stockholders and if, as a result of such withdrawal, the Eligible Stockholder no longer owns the Required Shares, the nomination shall be disregarded as provided in Section 8(i).

(l)                                  Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least ten percent (10%) of the votes cast in favor of such Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 8 for the next two annual meetings of stockholders. For the avoidance of doubt, the immediately preceding sentence shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 7 of this Article II.

(m)                          For purposes of this Section 8, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(n)                              This Section 8 provides the exclusive method for a stockholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials.”